EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) dated August 14, 2006 by and between bioMETRX, Inc., a company incorporated under the laws of Delaware (the “Company”), and Lorraine Yarde, an individual (the “Executive”).

WHEREAS, the Company, through its Board of Directors (the “Board”), considers the maintenance of competent and experienced officers to be essential to its long term success; and

WHEREAS, the Executive has been and continues to be a valuable employee of the Company; and

WHEREAS, the Board believes it is in the Company’s and its shareholders’ best interests to retain the services of the Executive; and

WHEREAS, the Company and Executive desire to enter into an agreement to provide for the Executive’s employment by the Company upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing facts and mutual agreements set forth below, the parties, intending to be legally bound, agree as follows:

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment and agrees to perform Executive’s duties and responsibilities in accordance with the terms and conditions hereinafter set forth.

1.1 Duties and Responsibilities. Executive shall serve as Chief Operating Officer. During the Employment Term, Executive shall perform all duties and accept all responsibilities incident to such position and other appropriate duties as may be assigned to Executive by the Company’s Board of Directors from time to time. Executive shall also serve as a director of the Company if requested by the Company’s Board of Directors and as an officer of one or more of the Company’s subsidiaries without any additional compensation. The Company shall retain full direction and control of the manner, means and methods by which Executive performs the services for which he is employed hereunder and of the place or places at which such services shall be rendered.

1.2 Employment Term. The initial term of employment shall be for a period of three (3) years commencing as of the date of this Agreement. After the initial term, this Agreement shall be automatically extended for additional one year terms on the annual anniversary date of this Agreement, unless either the Company, through its Board, or the Executive gives contrary written notice (the “Non-Renewal Notice”) to the other not less than three (3) months in advance of such anniversary date. References herein to the term of this Agreement, as amended, shall refer to both such initial term and such successive terms.

1.3 Extent of Service. During the Employment Term, Executive agrees to use Executive’s best efforts to carry out the duties and responsibilities under Section 1.1 hereof and to devote substantially all Executive’s business time, attention and energy thereto. Executive further agrees not to work either on a part-time or independent contracting basis for any other business or enterprise during the Employment Term without the prior written consent of the Company’s Board of Directors (the “Board”), which consent shall not be unreasonably withheld.

1.4 Compensation. The Company shall pay the Executive a base annual salary hereunder of:

$150,000 through December 31, 2006
$175,000 for calendar year 2007
$200,000 for the remainder of the term of this Agreement

payable in equal semi-monthly installments or at such other intervals as shall be agreed upon by the parties. The Executive’s compensation will be automatically increased in the 2007 calendar year to $200,000 upon the Company achieving $10 million in revenues and $250,000 during the last year of the term upon the Company achieving revenues of $15 million. The Executive shall be entitled to receive, as additional compensation, .05% of net proceeds should the company exceed $10,000,000 in revenue in any 12 month period. The Executive’s base annual salary may be increased from time to time as determined by the Board, and, if so increased, such base annual salary shall not thereafter, during the Executive’s employment under the Agreement, be decreased, and the obligation of the Company hereunder to pay the Executive’s base annual salary shall thereafter relate to such increased base annual salary.

1.5 Car Allowance. The Company shall provide to the Executive a car allowance of not less than $750.00 per month during the term of this Agreement.

1.6 Stock Options. Upon signing this Agreement, the Executive shall be granted stock options to purchase up to 600,000 shares of the Company’s common stock at the following prices and subject to the vesting schedule set froth below:

Number of Shares	Exercise Price	Vesting

200,000	$1.00	Immediately
200,000	$1.25	Immediately
200,000	$1.50	Immediately

Each option shall be exercisable for a term of five (5) years from the date of this Agreement, shall contain a cashless exercise provision and shall be issued pursuant to the Company’s Equity Incentive Plan (“Plan”). In the event this Agreement is terminated for cause or if the employee terminates this Agreement pursuant to Section 4.4, any unexercised options will be immediately cancelled.

1.7 Stock Bonus. Upon execution of this Agreement, the Company shall issue the Executive as a bonus 150,000 shares of the company’s common stock, such shares are to be issued pursuant to the Company’s Plan.

1.8 Other Benefits. During the Employment Term, Executive shall be entitled to participate in all employee benefit plans and programs made available to the Company’s senior level executives as a group or to its employees generally, as such plans or programs may be in effect from time to time (the “Benefit Coverages”), including, without limitation, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection and travel accident insurance. Executive shall be provided office space and staff assistance appropriate for Executive’s position and adequate for the performance of his duties.

1.9 Reimbursement of Expenses: Vacation. Executive shall be provided with reimbursement of expenses related to Executive’s employment by the Company on a basis no less favorable than that which may be authorized from time to time by the Board, in its sole discretion, for senior level executives as a group. Executive shall be entitled to vacation and holidays in accordance with the Company’s normal personnel policies for senior level executives, but not less than four (4) weeks of vacation per calendar year, provided Executive shall not utilize more than ten (10) consecutive business days without the express consent of the Board of Directors. Unused vacation time will be forfeited as of December 31 of each calendar year of the Employment Term.

1.10 No Other Compensation. Except as expressly provided in Sections 1.4 through 1.8, Executive shall not be entitled to any other compensation or benefits.

2. Confidential Information. Executive recognizes and acknowledges that by reason of Executive’s employment by and service to the Company before, during and, if applicable, after the Employment Term, Executive will have access to certain confidential and proprietary information relating to the Company’s business, which may include, but is not limited to, trade secrets, trade “know-how,” product development techniques and plans, formulas, customer lists and addresses, financing services, funding programs, cost and pricing information, marketing and sales techniques, strategy and programs, computer programs and software and financial information (collectively referred to as “Confidential Information”). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and Executive covenants that he will not, unless expressly authorized in writing by the Company, at any time during the course of Executive’s employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Executive’s duties for the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Executive also covenants that at any time after the termination of such employment, directly or indirectly, he will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive’s possession during the course of Executive’s employment shall remain the property of the Company. Except as required in the performance of Executive’s duties for the Company, or unless expressly authorized in writing by the Company, Executive shall not remove any written Confidential Information from the Company’s premises, except in connection with the performance of Executive’s duties for the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Upon termination of Executive’s employment, the Executive agrees to return immediately to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Executive’s possession.

3. Non-Competition; Non-Solicitation.

3.1 Non-Compete. The Executive hereby covenants and agrees that during the term of this Agreement and for a period of one year following the end of the Employment Term, the Executive will not, without the prior written consent of the Company, directly or indirectly, on his own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venturer, security holder, trustee, partner, consultant, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) which is competitive with the then existing business of Company being conducted in the Covered Area, as defined hereinbelow. For the purpose of this Section 3.1, “Covered Area” shall mean all geographical areas of the United States and foreign jurisdictions where Company then has offices and/or sells its products directly or indirectly through distributors and/or other sales agents. Notwithstanding the foregoing, the Executive may own shares of companies whose securities are publicly trades, so long as such securities do not constitute more than one percent (1%) of the outstanding securities of any such company.

3.2 Non-Solicitation. The Executive further agrees that as long as the Agreement remains in effect and for a period of one (1) year from its termination, the Executive will not divert any business of the Company and/or its affiliates or any customers or suppliers of the Company and/or the Company’s and/or its affiliates’ business to any other person, entity or competitor, or induce or attempt to induce, directly or indirectly, any person to leave his or her employment with the Company.

3.3 Remedies. The Executive acknowledges and agrees that his obligations provided herein are necessary and reasonable in order to protect the Company and its affiliates and their respective business and the Executive expressly agrees that monetary damages would be inadequate to compensate the Company and/or its affiliates for any breach by the Executive of his covenants and agreements set forth herein. Accordingly, the Executive agrees and acknowledges that any such violation or threatened violation of this Section 3 will cause irreparable injury to the Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Company and its affiliates shall be entitled to obtain injunctive relief against he threatened breach of this Section 3 or the continuation of any such breach by the Executive without the necessity of proving actual damages.

4. Termination.

4.1 By Company. The Company, acting by duly adopted resolutions of the Board of Directors, may, in its discretion and at its option, terminate the Executive’s employment with or without Cause, and without prejudice to any other right or remedy to which the Company or Executive may be entitled at law or in equity or under this Agreement. In the event the Company desires to terminate the Executive’s employment without Cause, the Company shall give the Executive not less than thirty (30) days advance written notice. Termination of Executive’s employment hereunder shall be deemed to be “for Cause” in the event that Executive violates any provisions of this Agreement, is guilty of any felony or an act of embezzlement, is guilty of willful misconduct or gross neglect, misappropriation, concealment or conversion of any money or property of the Company or gross dereliction of his duties hereunder or refuses to perform his duties hereunder after notice of such refusal to perform such duties or directions was given to Executive by the Board of Directors.

4.2 Involuntary Termination. “Involuntary Termination” shall mean (i) the assignment to Executive of any duties or the significant reduction of Executive’s duties, either of which is materially inconsistent with Executive’s position with the Company and responsibilities in effect immediately prior to such assignment, or the removal of Executive from such position and responsibilities; (ii) a material reduction by the Company in the compensation of Executive, without the Executive’s written consent, as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of benefits to which Executive is entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced; (iv) the relocation of Executive to a facility or a location outside the United States on a permanent basis; (v) any termination of Executive by the Company which is not effected for Misconduct, Cause or as a result of a Non Renewal Notice given by the Company or Executive, or any purported termination for Misconduct or Cause for which the grounds relied upon are determined by a court of competent jurisdiction not to be valid, unless Executive, following such purported termination, receives all compensation, including vesting of all unvested stock options and restricted stock within five business days of such determination, or (vi) the termination by Executive for Company’s violation of any material provision of this agreement, unless the grounds relied upon are determined by a court of competent jurisdiction not to be valid.

4.3 By Executive’s Death or Disability. This Agreement shall also be terminated upon the Executive’s death and/or a finding of permanent physical or mental disability, such disability expected to result in death or to be of a continuous duration of no less than twelve (12) months, and the Executive is unable to perform his usual and essential duties for the Company.

4.4 Voluntary Termination. Executive may voluntarily terminate the Employment Term upon sixty (60) days’ prior written notice for any reason; provided, however, that no further payments shall be due under this Agreement in that event except that Executive shall be entitled to any benefits due under any compensation or benefit plan provided by the Company for executives or otherwise outside of this Agreement.

4.5 Compensation on Termination.

(a) Cause or Misconduct. In the event the Company terminates Executive for Cause or Misconduct, Executive shall not be entitled to any compensation other than Base Salary accrued through the date of termination. Such termination shall also immediately cease the vesting of all outstanding unvested options and restricted stock held on the date of termination and all such unvested options shall thereupon expire.

(b) Voluntary Termination. In the event Executive resigns from the Company voluntarily, Executive shall not be entitled to any compensation other than Base Salary accrued through the effective date of his resignation.

(c) Involuntary Termination. In the event Executive is terminated by the Company due to an Involuntary Termination prior to the expiration of the Employment Term, the Company shall pay to Executive (i) the balance of Executive’s Base Salary in accordance with the schedule such payments had been made during the six months preceding such termination for the remainder of the Employment Term; and (ii) twenty five percent (25%) of such balance, representing an estimate of all bonuses which would have been paid during such period, payable 60 days after such termination. In addition, the Company shall be obligated, for a period of twenty-four (24) months after any Involuntary Termination, to continue to make available to Executive and to pay for all health, dental, vision, life, dependent life, long-term disability, accidental death and dismemberment and other similar insurance plans existing on the date of Executive’s termination, or to provide comparable coverage. The Company shall “gross-up” Executive for any income required to be imputed by virtue of providing the benefits set forth in the preceding sentence, such that the net economic result to Executive will be as if such benefits were provided on a tax-free basis.

(d) Death or Disability. In the event of termination by reason of Executive’s death and/or permanent disability, Executive or his executors, legal representatives or administrators, as applicable, shall be entitled to an amount equal to Executive’s Base Salary accrued through the date of termination, plus a pro rata share of any annual bonus to which Executive would otherwise be entitled for the year during which death or permanent disability occurs.

5. General Provisions.

5.1 Modification: No Waiver. No modification, amendment or discharge of this Agreement shall be valid unless the same is in writing and signed by all parties hereto. Failure of any party at any time to enforce any provisions of this Agreement or any rights or to exercise any elections hall in no way be considered to be a waiver of such provisions, rights or elections and shall in no way affect the validity of this Agreement. The exercise by any party of any of its rights or any of this elections under this Agreement shall not preclude or prejudice such party from exercising the same or any other right it may have under this Agreement irrespective of any previous action taken.

5.2 Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:	bioMETRX, Inc.
500 N. Broadway, Suite 204
Jericho, NY 11753

If to Executive, to:	Lorraine Yarde
27 South Evergreen Dr.
Selden, NY 11784

Or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

5.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

5.4 Further Assurances. Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

5.5 Severability. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, then such illegal or unenforceable provision shall be modified by the proper court or arbitrator to the extent necessary and possible to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provisions or portion thereof determined to be illegal or unenforceable and shall not be affected thereby.

5.6 Successors and Assigns. Executive may not assign this Agreement without the prior written consent of the Company. The Company may assign its rights without the written consent of the executive, so long as the Company or its assignee complies with the other material terms of this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company, and the Executive’s rights under this Agreement shall inure to the benefit of and be binding upon his heirs and executors. The Company’s subsidiaries and controlled affiliates shall be express third party beneficiaries of this Agreement.

5.7 Entire Agreement. This Agreement supersedes all prior agreements and understandings between the parties, oral or written. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

5.8 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, and all of which taken together shall constitute one and the same instrument. This Agreement may be executed by facsimile with original signatures to follow.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

BIOMETRX, INC.

By:	/s/ Mark Basile
Mark Basile, CEO

By:	/s/ Lorraine Yarde
Lorraine Yarde